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               Filed Pursuant to Rule 424(b)(3) File No. 333-86192

                      MANUFACTURERS' SERVICES LIMITED, INC.

               Prospectus Supplement No. 1 dated January 10, 2003
                     to the Prospectus Dated April 23, 2002

         The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

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         Investing in our common stock involves a high degree of risk. See "Risk
Factors" beginning on page 4 of the prospectus.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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         The information in the following table is presented as of January 10,
2003 and supersedes in part the information in the table appearing under the heading "Selling Stockholders" in the prospectus:

                                                         Number of Shares    Number of   Shares of Common Stock
                                                         of Common Stock     Shares of     to be Beneficially
                                                           Beneficially    Common Stock   Owned After Offering(2)
                                                          Owned Prior to       Being     ------------------------
              Name of Selling Stockholder                    Offering       Offered(1)     Number    Percentage
-------------------------------------------------------  ----------------  ------------  ---------  -------------
Castle Creek Technology Partners, LLC..................            291,375       330,255      0           0%
PCM Partners L.P.......................................            553,613       627,485      0           0
PCM Partners International Ltd. .......................             29,138        33,026      0           0
Cohanzick Partners, LP.................................             48,563        55,043      0           0
Cohanzick High Yield Partners, LP......................             48,563        55,043      0           0
Deephaven Private Placement Trading Ltd................            194,250       220,170      0           0
Deutsche Bank AG.......................................            194,250       220,170      0           0
AIG DKR SoundShore Private Investors Holding Fund Ltd..             97,125       110,085      0           0
AIG DKR SoundShore Holdings Ltd........................            134,033       151,917      0           0
AIG DKR SoundShore Opportunity Holding Fund Ltd........             89,355       101,278      0           0
AIG DKR SoundShore Strategic Holding Fund Ltd..........             67,988        77,060      0           0
Capital Ventures International.........................            194,252       220,170      0           0
Purchase Associates, L.P. .............................            136,946       155,220      0           0
Levco Alternative Fund Ltd. ...........................            445,804       505,290      0           0
J.P. Morgan Securities Inc.............................            194,250       220,170      0           0

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Langley Partners, L.P. ................................            194,250       220,170      0           0
Halifax Fund, L.P......................................            388,500       440,340      0           0
Portside Growth and Opportunity Fund...................            184,537       210,457      0           0
Ram Capital Resources..................................              9,713         9,713      0           0
SF Capital Partners Ltd................................            971,251     1,100,852      0           0
Special Situations Private Equity Fund, L.P............            291,375       330,255      0           0
Victus Capital, L.P....................................            491,452       543,292      0           0

ALL SELLING STOCKHOLDERS...............................          5,250,583     5,937,461      0           0

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1.       This number represents 110% of the shares issuable upon conversion of the series A preferred stock based on the initial conversion price of $6.4350, 100% of the shares issuable upon exercise of the warrants and 110% of the shares issuable in lieu of cash dividends payable on the series A preferred stock for four quarters, based on a market value of the common stock of $5.85.

2. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.